Exhibit 99.1

DTS Reports Third Quarter 2007 Financial Results

Agoura Hills, Calif. — November 8, 2007— DTS, Inc. (Nasdaq: DTSI), today announced financial results for the third quarter and nine months ended September 30, 2007.

In the third quarter of 2007, DTS reported revenue from continuing operations of $10.7 million, lighter than management’s expectations, despite an increase of 13% over the third quarter of 2006. Net income from continuing operations was $840,000 or $0.05 per diluted share, compared to net income from continuing operations of $922,000, or $0.05 per diluted share, recorded in the third quarter of 2006. Income taxes on pre-tax income from continuing operations in the third quarter of 2007 totaled $1.7 million, a rate of 67%. In the third quarter of 2007, stock-based compensation expense included in results from continuing operations was $748,000, or $0.02 per diluted share net of tax, as compared to $515,000 or $0.02 per diluted share net of tax, in the third quarter of 2006.

The increase in the tax rate for the third quarter of 2007 reflects the recent results of an ongoing transfer pricing study relating to the establishment of the Company’s international licensing operation earlier this year. The Company now estimates its effective tax rate on continuing operations to be approximately 45% for fiscal 2007, declining to approximately 35% in 2008. The increase in tax rate resulted in a reduction of net income from continuing operations of approximately $0.03 per diluted share for the third quarter, and is projected to have an EPS impact of approximately $0.05 per diluted share for fiscal 2007.

For the nine months ended September 30, 2007, DTS reported revenue from continuing operations of $36.2 million and net income from continuing operations of $5.2 million, or $0.28 per diluted share. This compares to revenue from continuing operations of $39.8 million and net income from continuing operations of $8.6 million or $0.47 per diluted share recorded in the same period of 2006. The nine months ended September 30, 2007 included approximately $2.7 million in royalty recoveries as compared to $11.6 million in the same period of 2006. Also included in 2007 results were $2.3 million, or $0.07 per diluted share, net of tax, in stock-based compensation expenses, compared to $1.5 million or $0.05 per diluted share, net of tax, in the same period of 2006.

The Company closed the quarter with cash, cash equivalents, and short-term investments of $87.0 million, which reflects the use of $22.7 million for the repurchase of one million shares under the stock repurchase program completed in August 2007.

“With the third quarter behind us, we eagerly await retail sales results from the holiday season which should give us better insight into the pace of the high definition rollout in 2008,” commented Jon Kirchner, president and CEO of DTS, Inc.

 “With respect to our digital cinema business, in response to the current economic environment and feedback from potential buyers, we have modified our sales approach to offer the assets of the cinema and digital images businesses together or individually. We are pleased with the response to our change in approach and we are actively working to complete a sale over the coming months.

“In summary, while we are encouraged by a number of signs, we believe the market for next generation high definition optical media remains in a state of transition. We are working diligently to support our customers as they continue to deliver compelling, high definition entertainment. We believe it is not a question of if, but when, the high definition cycle will accelerate in earnest, resulting in significant benefits for our business,” concluded Kirchner.

Business Outlook

The Company expects revenue from continuing operations for fiscal year 2007 to be in the range of $50 to $53 million, versus prior guidance of $53 to $58 million. The Company continues to expect operating margins from continuing operations for the year to be in the range of 20% to 23%. The effective tax rate for the year is now expected to be 45%, versus prior guidance of 40%. After giving effect to the approximately $0.05 reduction in earnings per diluted share from the higher tax rate for the year, the Company expects earnings per diluted share from continuing operations for the year to be in the range of $0.42 to $0.45, down from its previous guidance of $0.47 to $0.51 per diluted share.

Conference Call Information

DTS will broadcast a conference call today, Thursday, November 8, 2007, starting at 2:00 p.m. Pacific Time. To access the conference call, dial 800.257.1927 or 303.262.2130 (outside the U.S. and Canada). The live webcast of the call will be available from the Investor Relations section of the Company’s corporate website at www.dts.com. A replay of the webcast will begin two hours after the completion of the call. An audio replay of the call will also be available to investors beginning at 4:00 p.m. Pacific Time on November 8, 2007 through November 15, 2007, by dialing 800.405.2236 or 303.590.3000 (outside the U.S. and Canada) and entering the pass code 11099801.

About DTS

DTS, Inc. (NASDAQ: DTSI) is a digital technology company dedicated to delivering the ultimate entertainment experience.  DTS decoders are in virtually every major brand of 5.1-channel surround processor, and there are hundreds of millions of DTS-licensed consumer electronics products available worldwide.  A pioneer in multi-channel audio, DTS technology is in home theatre, car audio, PC and game console products, as well as DVD-Video, HD DVD, Blu-ray Disc and Surround Music software.  DTS audio products are featured on more than 27,000 motion picture screens worldwide.  Additionally, DTS provides imaging technology and services for the motion picture industry; DTS Digital Images, formerly Lowry Digital Images, is a wholly-owned subsidiary of DTS and an industry leader in image restoration and enhancement.  Founded in 1993, DTS is headquartered in Agoura Hills, California and has offices in the United Kingdom, France, Ireland, Italy, Canada, Hong Kong, Japan and China.  For further information, please visit www.dts.com.

DTS is a registered trademark of DTS, Inc.

Investor Relations Contacts:	Press Contact:
Gina DeBoutez or Erica Abrams	Kristin Thomson
The Blueshirt Group for DTS	Director of Public Relations
415.217.7722	DTS
gina@blueshirtgroup.com	818-706-3525
erica@blueshirtgroup.com	kristin.thomson@dts.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause DTS’ results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to, the timing, costs and attention attendant to the divesture of the non-consumer business, the transition to the next generation optical drives and consumer adoption of such technology, the rapidly changing and competitive nature of the digital audio, consumer electronics and entertainment markets, the Company’s inclusion in or exclusion from governmental and industry standards, customer acceptance of the Company’s technology, products, services and pricing, risks related to ownership and enforcement of intellectual property, the continued release and availability of entertainment content containing DTS audio soundtracks, changes in domestic and international market and political conditions, risks related to integrating acquisitions and other risks and uncertainties more fully described in DTS’ public filings with the Securities and Exchange Commission, available at www.sec.gov. DTS does not intend to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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TABLES TO FOLLOW

DTS, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	As of	As of
	December 31,	September 30,
	2006	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,392	$36,068
Short-term investments	94,368	50,974
Accounts receivable, net of allowance for doubtful accounts of $48 and $186 at December 31, 2006 and September 30, 2007, respectively	2,550	5,190
Deferred income taxes	7,059	7,059
Prepaid expenses and other current assets	1,525	1,519
Income taxes receivable, net	2,244	3,854
Assets of discontinued operations held for sale	11,290	8,274
Total current assets	133,428	112,938
Property and equipment, net	5,982	5,679
Intangible assets, net	1,852	2,460
Deferred income taxes	305	3,533
Other assets	989	502
Assets of discontinued operations held for sale	25,644	27,932
Total assets	$168,200	$153,044

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,142	$1,077
Accrued expenses and other current liabilities	3,832	4,508
Liabilities of discontinued operations held for sale	7,944	6,143
Total current liabilities	12,918	11,728
Other long-term liabilities	-	3,529
Liabilities of discontinued operations held for sale	1,466	1,253

Stockholders' equity:
Preferred stock - $0.0001 par value, 5,000 shares authorized at
December 31, 2006 and September 30, 2007; no shares issued and outstanding	-	-
Common stock - $0.0001 par value, 70,000 shares authorized at
December 31, 2006 and September 30, 2007; 18,024 and
18,566 shares issued at December 31, 2006 and September 30, 2007, respectively;
18,024 and 17,566 outstanding at December 31, 2006 and September 30, 2007, respectively	2	2
Additional paid-in capital	129,549	137,965
Treasury stock, at cost - zero and 1,000 shares at December 31, 2006 and September 30, 2007, respectively	-	(22,670)
Accumulated other comprehensive income	-	79
Retained earnings	24,265	21,158
Total stockholders' equity	153,816	136,534

Total liabilities and stockholders' equity	$168,200	$153,044

DTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007
	(Unaudited)

Revenue	$9,514	$10,714	$39,776	$36,233
Cost of revenue	485	288	1,426	842
Gross profit	9,029	10,426	38,350	35,391
Operating expenses:
Selling, general and administrative	7,504	7,195	21,814	23,289
Research and development	1,723	1,611	5,034	4,881
Total operating expenses	9,227	8,806	26,848	28,170
Income (loss) from operations	(198)	1,620	11,502	7,221
Interest and other income, net	1,398	912	3,704	2,139
Income from continuing operations before income taxes	1,200	2,532	15,206	9,360
Provision for income taxes	278	1,692	6,609	4,174
Income from continuing operations	922	840	8,597	5,186
Loss from discontinued operations, net of tax	(1,820)	(1,977)	(605)	(7,746)
Net income (loss)	$(898)	$(1,137)	$7,992	$(2,560)

Earnings per share - basic:
Income from continuing operations	$0.05	$0.05	$0.49	$0.29
Discontinued operations, net of tax	(0.10)	(0.11)	(0.04)	(0.43)
Net income (loss)	$(0.05)	$(0.06)	$0.45	$(0.14)

Earnings per share - diluted:
Income from continuing operations	$0.05	$0.05	$0.47	$0.28
Discontinued operations, net of tax	(0.10)	(0.11)	(0.03)	(0.42)
Net income (loss)	$(0.05)	$(0.06)	$0.44	$(0.14)

Weighted average shares used to compute net income (loss) per common share:
Basic	17,654	17,517	17,566	17,834
Diluted	18,385	18,207	18,343	18,524